EX1A-11 CONSENT 5 consentex11.htm CONSENT OF INDEPENDENT AUDITOR

CF Audits LLC

Subject: Consent of Independent Auditor

Date: May 17, 2026

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor's Report dated May 17, 2026 relating to the balance sheets of Obsidian Prime, Inc. as of December 31, 2025 and 2024, the related statements of operations, changes in stockholders' equity, and cash flows for the period from January 18, 2024 (inception) through December 31, 2025, and the related notes to the financial statements.

We also consent to the reference to us under the heading "Experts" in this Offering Statement.

/s/ Amjad N. I. Abu Khamis
Amjad N. I. Abu Khamis
Certified Public Accountant, NH 08224
CF Audits LLC
159 Main St. STE 100
Nashua, NH 03060
646-689-4725
cpa@cfaudits.com